Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the Wells Fargo Advantage Government Securities Fund, Wells Fargo Advantage High Income Fund, Wells Fargo Advantage Income Plus Fund, Wells Fargo Advantage Inflation Protected Bond Fund, Wells Fargo Advantage Short Duration Government Bond Fund, Wells Fargo Advantage Short-Term Bond Fund, Wells Fargo Advantage Short-Term High Yield Bond Fund, Wells Fargo Advantage Total Return Bond Fund, Wells Fargo Advantage Ultra-Short-Term Income Fund, Wells Fargo Advantage Wealthbuilder Conservative Allocation Portfolio, Wells Fargo Advantage Wealthbuilder Equity Portfolio, Wells Fargo Advantage Wealthbuilder Growth Allocation Portfolio, Wells Fargo Advantage Wealthbuilder Growth Balanced Portfolio, Wells Fargo Advantage Wealthbuilder Moderate Balanced Portfolio, and Wells Fargo Advantage Wealthbuilder Tactical Equity Portfolio, a total of fifteen funds of the Wells Fargo Funds Trust, dated July 29, 2010, incorporated herein by reference, and to the references to our firm under the heading “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the statements of additional information.

We also consent to the use of our reports for the Wells Fargo Advantage Inflation Protected Bond Portfolio, Wells Fargo Advantage Managed Fixed-Income Portfolio, Wells Fargo Advantage Stable Income Portfolio, and Wells Fargo Advantage Total Return Bond Portfolio, four portfolios of the Wells Fargo Master Trust, dated July 29, 2010, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

September 27, 2010